UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 24, 2015

RMG NETWORKS HOLDING CORPORATION

 (Exact Name of Registrant as Specified in Charter)

Delaware	001-35534	27-4452594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

15301 Dallas Parkway Suite 500 Addison, TX	75001
(Address of Principal Executive Offices)	(Zip Code)

(800) 827-9666

 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on May 19, 2015, RMG Networks Holding Corporation (the “Company”) received notice from Nasdaq that the Company was not in compliance with Nasdaq Listing Rule 5450(b)(1)(A) (the “Rule”), which requires that companies listed on the Nasdaq Global Market maintain a minimum of $10 million in stockholders’ equity for continued listing. The Company submitted a plan to regain compliance to Nasdaq on May 26, 2015, and requested that it be provided until August 31, 2015 to evidence compliance with the Rule. The Company later received a letter from Nasdaq granting the Company’s request for an extension of time, until August 31, 2015, to regain compliance with the Rule.

On May 13, 2015, the Company’s then-outstanding shares of Series A convertible preferred stock, which were issued in a private placement that closed on March 26, 2015, were converted into an aggregate of 24,999,999 shares of the Company’s common stock (as described in the Current Report on Form 8-K filed by the Company on May 19, 2015). The conversion of the Company’s Series A convertible preferred stock into shares of common stock resulted in an increase in the Company’s stockholders’ equity during the second quarter of 2015. As a result, the Company’s stockholders’ equity as of June 30, 2015, as set forth in the Quarterly Report on Form 10-Q filed by the Company on August 14, 2015, was $11,942,436, and the Company believes that, as of the date of this Current Report on Form 8-K, it is in compliance with the Rule.

Nasdaq will continue to monitor the Company’s ongoing compliance with the Rule and if, at the time of the Company’s next periodic report, the Company does not evidence compliance with the Rule, then it may be subject to the delisting process.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: August 24, 2015

RMG NETWORKS HOLDING CORPORATION

By:  /s/ David Mace Roberts

Name: David Mace Roberts

Title: SVP, General Counsel and Secretary

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